Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	Pure Communications, Inc.
Dan Budwick
973-271-6085

VIVUS ANNOUNCES POSITIVE RESULTS FROM PHASE 3 STUDY OF AVANAFIL IN ERECTILE DYSFUNCTION; DATA DEMONSTRATE ROBUST EFFICACY, FAVORABLE SIDE-EFFECT PROFILE

Results Underscore Differentiating Profile; Indicate Significant Market Opportunity for Avanafil

MOUNTAIN VIEW, Calif., November 18, 2009 — VIVUS, Inc. (NASDAQ: VVUS) today announced positive results from REVIVE (TA-301), a phase 3 pivotal study evaluating the safety and efficacy of avanafil, an investigational drug candidate for the treatment of erectile dysfunction (ED), in 646 patients. The REVIVE study met all primary endpoints across the three doses studied by demonstrating statistically significant improvement in erectile function as measured by the Sexual Encounter Profile (SEP) and improvements in the International Index of Erectile Function (IIEF) score. The pivotal study, conducted under a Special Protocol Assessment with the U.S. Food and Drug Administration (FDA), also demonstrated successful intercourse in 30 minutes or less, and a favorable side-effect and safety profile.

“Erectile dysfunction is a significant problem among more than half of all men over the age of 40. While sales of currently available ED therapies exceed $3.8 billion a year, persistent switching by patients suggests that patients are less than satisfied with current therapies,” stated Leland Wilson, chief executive officer of VIVUS. “These phase 3 avanafil data not only confirm the robust efficacy we’ve seen in earlier trials, but potentially differentiate avanafil from other PDE5 inhibitors when it comes to side effects and time-to-onset of efficacy. We are confident that avanafil can effectively compete in the oral ED therapy market.”

Highlights of the study include:

•                  Nearly 80% of sexual attempts among patients on the 200 mg dose of avanafil had erections sufficient for intercourse (SEP2)

•                  Full efficacy, as measured by successful intercourse, was reported by avanafil patients in 30 minutes or less

VIVUS, Inc.  1172 Castro Street, Mountain View, CA 94040  Tel 650-934-5200  Fax 650-934-5389  www.vivus.com

•                  Full efficacy was maintained for all doses across multiple time points from 30 minutes to beyond six hours

•                  All FDA-defined primary endpoints were met across all three doses of avanafil

•                  Avanafil was well tolerated as demonstrated by a high retention rate (85%)

•                  There were no drug-related serious adverse events in the study

•                  Avanafil patients had low reports of common PDE5i side effects

“Many patients living with chronic ED become frustrated by the occasional treatment-limiting side effects associated with currently available therapies. Patients often switch therapies in search for an improved experience,” stated LeRoy Jones, MD, Clinical Associate Professor, Urology, University of Texas Health Science Center, San Antonio and an avanafil trial investigator. “The efficacy and safety data for avanafil underscore the potential role this next-generation PDE5 inhibitor may play in the lives of the millions of men living with ED, searching for new treatment options.”

Dr. Jones added, “Another important consideration of patients is how quickly their ED therapy works; these data suggesting that avanafil achieves a full effect in 30 minutes or less, with a window of opportunity for intercourse extending beyond six hours, would be a welcome option for ED treatment.”

The REVIVE study was a randomized, double-blind, placebo-controlled efficacy and safety study that evaluated three doses of avanafil in men with a history of general ED.  The results of the phase 3 study showed:

•      Patients achieved an overall improvement in erectile function, as measured by improvement in the International Index of Erectile Function (IIEF). IIEF scores range from 0-30 and measure the severity of erectile dysfunction as follows: severe dysfunction is less than or equal to 10; moderate is 11-16; and mild/minimal is 17-25. Results of the study were:

	Baseline	End of Treatment
Placebo	12.4	15.3
Avanafil 50 mg	12.7	18.1
Avanafil 100 mg	12.6	20.9
Avanafil 200 mg	12.7	22.2

(p<0.001 vs. placebo)

•      Patients on avanafil had erections sufficient for penetration as measured by the Sexual Encounter Profile (SEP) question 2:

	Baseline	End of Treatment
Placebo	47%	54%
Avanafil 50 mg	45%	64%
Avanafil 100 mg	46%	74%
Avanafil 200 mg	48%	77%

(p<0.001 vs. placebo)

•      Patients taking avanafil experienced successful intercourse as measured by the SEP question 3:

	Baseline	End of Treatment
Placebo	13%	27%
Avanafil 50 mg	13%	41%
Avanafil 100 mg	14%	57%
Avanafil 200 mg	12%	57%

(p<0.001 vs. placebo)

The most commonly reported side effects in patients taking avanafil (all doses combined) included headache (7.0% vs. 1.2% placebo), flushing (4.6% vs. 0% placebo) and nasal congestion (2.3% vs. 1.2%); there were no reports of visual disturbances such as “blue vision.”

VIVUS had previously completed a phase 1 thorough QT prolongation (TQT) study evaluating 100 mg and 800 mg of avanafil. The study was successfully completed with no concern associated with QT prolongation.

“The high selectivity and rapid peak drug concentrations of avanafil make for a very attractive product profile, which is potentially associated with fewer side effects and faster onset of full efficacy — two attributes preferred by men looking for faster and more tolerable options. Full efficacy was seen in 30 minutes or less, and based on patient reported outcomes, the duration of full effect lasted beyond six hours. Based on these results, we believe that avanafil can be positioned as a true on-demand therapy for patients looking for a rapid response,” said Wesley Day, PhD, vice president clinical development of VIVUS.  “We’re pleased with the promising results demonstrated with avanafil, and look forward to further advancing our clinical program toward filing an NDA for avanafil in late 2010 or early 2011.”

Mr. Wilson added, “These compelling data for avanafil follow the recent positive phase 3 obesity data for QNEXA, for which we expect to file an NDA before the end of the year, placing VIVUS in the fortunate position of having two late-stage products addressing large markets with significant unmet needs and near-term regulatory and data milestones on the horizon. These assets, combined with our solid cash position, provide VIVUS with significant momentum as we end the year and look ahead towards 2010.”

About the Study

REVIVE (TA-301) was a randomized, double-blind, placebo-controlled phase 3 study of avanafil in 646 men with a history of generalized ED for at least six years; 72% of study participants had tried at least one other ED treatment. Patients underwent a four-week, non-treatment run-in period followed by 12 weeks of treatment with one of three doses of avanafil: 50mg, 100 mg and 200mg or placebo. Patients were instructed to attempt sexual intercourse 30 minutes after taking avanafil, with no restrictions on food or alcohol consumption. The primary endpoints of the study were improvement in erectile function as measured by the Sexual

Encounter Profile (SEP) and improvements in the International Index of Erectile Function (IIEF) score; secondary endpoints included patient satisfaction with erections and with sexual experience. The phase 3 study was conducted under a Special Protocol Assessment with the U.S. FDA.

REVIVE is the first of four phase 3 avanafil trials. Additional phase 3 studies include treatment in diabetic males with ED (REVIVE-Diabetes, TA-302) and in males with ED following a post-radical prostatectomy (TA-303), each with a treatment period of approximately 16 weeks. In March of this year, VIVUS initiated an open-label safety study (TA-314) evaluating the long-term safety and tolerability of avanafil as part of its path toward NDA filing. TA-314 is being conducted over one year in approximately 600 patients across 40 U.S. centers; patients completing either the 12-week REVIVE or REVIVE-Diabetes studies are eligible to participate in TA-314. Results of the study are expected to be available by late-2010.

In total, the phase 3 avanafil clinical program will enroll approximately 1,300 patients.

Note to Investors

As previously announced, VIVUS will hold a conference call to discuss these results today, November 18, 2009, beginning at 8:30 a.m. Eastern Time. You can listen to this call by dialing toll free 1-800-776-0853 or outside the U.S. 1-913-312-0980. A 30-day archive of the call can be accessed at http://ir.vivus.com/.

To access the webcast of this event, please visit: VIVUS’ Investors site at http://ir.vivus.com/events.cfm.  Replay will also be available on demand from the website at the conclusion of the program.

About Avanafil

Avanafil is a next-generation, highly selective oral phosphodiesterase type 5 (PDE5) inhibitor therapy being investigated for the treatment of ED. Studies to date have demonstrated that avanafil has a fast onset of action, with activity apparent in 30 minutes or less after administration. The unique profile of avanafil suggests that the compound may be more selective than other PDE5 inhibitors, potentially resulting in lower incidence of the side effects most commonly associated with PDE5 inhibitor therapies.

About Erectile Dysfunction (ED)

Erectile Dysfunction (ED) is defined as the inability to attain and maintain an erection sufficient for sexual intercourse. According to the Massachusetts Male Aging Study (MMAS), ED affects an estimated 52 percent of men between the ages of 40 and 70. The prevalence of ED increases with age and can be affected by a variety of factors, including certain medications such as anti-hypertensives and histamine receptor antagonists; lifestyle, such as tobacco or alcohol use; diseases, including diabetes and cardiovascular conditions; and spinal cord injuries.

About VIVUS

VIVUS is a biopharmaceutical company developing innovative, next-generation therapies to address unmet needs in obesity, diabetes and sexual health.  The company’s lead product in clinical development, Qnexa™, has recently completed phase 3 clinical trials for the treatment of obesity. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes.  In the area of sexual health, VIVUS is in phase 3 development with avanafil, a potentially best-in-class PDE5 inhibitor, and in phase 2 development of Luramist™ for the treatment of hypoactive sexual desire disorder (HSDD) in women. MUSE® (alprostadil), a first generation therapy for the treatment of ED, is already on the market and generating revenue for VIVUS. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2008 and periodic reports filed with the Securities and Exchange Commission.

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